EXHIBIT 10.1

April 6, 2007

Steve Holton

3310 Fairmount Street

Dallas, TX 75201

Dear David,

We are pleased to confirm in writing the terms of your employment in the position of Vice President & General Manager, Hosted PKI and SSL, with Entrust, Inc. (the “Company”), reporting to Bill Conner. Your salary on an annualized basis will be $210,000.00 US, which will be paid biweekly. Your salary and performance will be subject to review on an annual basis. The responsibilities of this position have been reviewed with you.

You will be granted an award of an incentive stock option to purchase 100,000 shares of common stock of the Company, subject to approval by the Board of Directors. The strike price for the award will be equal to the fair market value of the common stock at close of business on the date specified by the Board of Directors.

The vesting conditions that will be outlined in your Entrust Stock Option Agreement (that will be provided to you in due course) will include the following:

•	25% of the original number of shares will become exercisable on the first anniversary of the Commencement Date; and

•	an additional 1/36th of the remaining number of shares will become exercisable on that day of the month for each of the following 36 months thereafter.

You will be granted an award of 25,000 restricted stock units which will vest on meeting specified performance targets, subject to approval by the Board of Directors. The vesting conditions that will be outlined in your Entrust Restricted Stock Agreement (that will be provided to you in due course) will include the following:

•

50% vesting of the first day on which the closing price of the stock is at least 17.5% above the closing price on the day of grant for at least 30 out of 60 consecutive trading days, including the day of vesting, by February 9, 2008. If such milestone is not met, such portion of such award will be forfeited.

•

the remaining 50% will vest the first day of which the closing price of the stock is at least at least 17.5% above the closing price on the day of grant for at least 30 out of 60 consecutive trading days, including the day of vesting, by February 9, 2009. If such milestone is not met, such portion of such award will be forfeited.

We will recommend to the Board of Directors that you be made an officer of the Company. As an officer of the Company, the aforementioned grant will be subject to acceleration upon certain acquisition events as set forth in your Entrust Stock Option Agreement. The grant will also be subject to the terms of the 2006 Stock Incentive plan that will also be provided to you in due course.

Your target annual sales incentive potential is $130,000.00 at 100% achievement of Entrust revenue targets with $20,000 in accelerators based on meeting individual management objectives, which will be set forth in a sales incentive plan which Entrust will provide to you. This incentive program is in the discretion of Entrust and may be amended or discounted at any time.

Your vacation is set at 20 business days per annum, which will accrue on a per pay period basis. All vacation benefits are subject to the Company’s Paid Time-Off Policy for North America, as amended from time to time by the Company, a copy of which is enclosed.

A summary of the benefit plan is enclosed. These benefits may be modified, reduced, or discontinued by the Company at any time.

We believe that your abilities and our needs are compatible and that your acceptance of this offer will prove mutually beneficial. However, it is understood and agreed that your employment is terminable at the will of either party and is not an employment agreement for a year or any other specified term. This means that your terms and conditions of employment, including but not limited to termination, demotion, promotion, transfer, compensation, benefits, duties and location of work may be changed with or without cause, for any or no reason, and with or without notice. Your status as an at-will employee cannot be changed by any statement, promise, policy, course of conduct, in writing or manual except through a written agreement signed by the CEO of the Company.

You will be eligible to the severance benefits set forth in the enclosed Executive Severance Agreement. Notwithstanding the preceding sentence, if you remain an employee through to the First Anniversary Date your potential Severance Leave will be increased from three (3) months to six (6) months (provided that all of the requirements of such preceding sentence are still met).

You are also required to sign and return the enclosed Confidentiality, Non-Solicitation, Non-Competition, and Code Of Conduct Agreement, a copy of which is enclosed with this letter.

Also, please assist the Company by completing the employment application (included in offer package) and providing documentation to establish your identity and eligibility for employment as required under the Immigration Reform and Control Act of 1986, which is required of all employees. Please review the enclosed “List of Acceptable Documents”, and provide the appropriate ones to Human Resources as soon as possible.

Please assist the Company by completing the pre-employment background investigation, which is required of all employees. The authorization form should be completed and faxed, as soon as possible, to OccuScreen at 877-464-5656. Upon your request, we will identify any consumer reporting agency involved in this process so that you may, if you wish, seek access to its records as provided under the relevant statute.

Finally, please also provide or confirm your social security number and date of birth. This will facilitate your enrollment on our payroll and employee benefit programs.

The laws of the State of Texas shall govern the terms of this letter.

To confirm these terms governing your employment with the Company, please sign and return the original of this letter along with the following enclosed agreements:

•	Confidentiality, Non-Solicitation, Non-Competition, and Code Of Conduct Agreement; and

•	Executive Severance Agreement.

Otherwise, if you have any questions or concerns, please contact Laura Owen at 972-713-5933 to discuss.

Sincerely,

/s/ Bill Conner
Bill Conner
Chairman of the Board and Chief Executive Officer of Entrust, Inc.

I have read, understood, and therefore, accept this offer of employment, as set forth above.

Signature:	/s/ Steve Holton	Date: 4/9/07

SS#: :

Date of Birth:

Telephone:

Attachments:

Executive Severance Agreement.

Confidentiality, Non-Solicitation, Non-Competition, and Code Of Conduct Agreement

Background Information Authorization

Benefit Plan Summary

I-9 Form (Employment Identification & Verification)

W-4 Form (U.S. Federal Tax Withholding)

Direct Deposit

Application Form